Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509 Frank S. Pellegrino Sr. Vice President, Finance and Treasurer 847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 30, 2019

Second Quarter Diluted EPS Increased by 47% to $0.98 per Share

Quarterly Overview:	Year to Date Overview:

— Net sales decreased by 2.1%	— Net sales decreased by 3.6%
— Sales volume* increased by 1.1%	— Sales volume* decreased by 0.2%
— Gross profit increased by 13.6%	— Gross profit increased by 4.1%
— Net income increased by 48.0%	— Net income decreased by 2.5%

Elgin, IL, January 30, 2019 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2019 second quarter. Net income for the second quarter of fiscal 2019 was $11.3 million, or $0.98 per share diluted, compared to net income of $7.6 million, or $.67 per share diluted, for the second quarter of fiscal 2018. Net income for the first two quarters of fiscal 2019 was $17.9 million, or $1.56 per share diluted, compared to net income of $18.3 million, or $1.60 per share diluted, for the first two quarters of fiscal 2018.

* References to changes in sales volume do not include the decline in sales volume for peanut crushing stock sold to peanut oil processors in the quarterly and year to date comparisons, as the sales volume decline for this product had no significant impact on net sales due to typically low selling prices. Including the decline in sales volume for peanut crushing stock, total sales volume would have declined by 0.6% and 1.9% in the quarterly and year to date comparisons, respectively. The declines in sales volume for this product in both comparisons resulted from the shutdown of our peanut shelling plant in Bainbridge, Georgia to install new shelling equipment. The shutdown commenced in July and ended in December of the current fiscal year.

Net sales for the second quarter of fiscal 2019 were $253.3 million compared to net sales of $258.8 million for the second quarter of fiscal 2018. The decline in net sales was primarily attributable to a shift in sales volume, which is defined as pounds sold to customers, from higher priced tree nuts to lower priced peanuts. Sales volume increased by 1.1%, as the 12.8% sales volume increase in the consumer distribution channel was largely offset by a sales volume decline in the contract packaging distribution channel. The sales volume decline in the contract packaging distribution channel was due to the loss of some bulk business with an existing customer and the discontinuance of a product line and unit ounce weight reductions for tree nut items implemented by another existing customer. The sales volume decline in the contract packaging distribution channel was also due to our acquisition of the Squirrel Brand business at the end of November, 2017. Sales volume for Squirrel Brand and Southern Style Nuts was included in the contract packaging distribution channel for October and November in last year’s second quarter, while Squirrel Brand and Southern Style Nuts sales volume was included in the commercial ingredients and consumer distribution channels in the current second quarter. Sales volume declined by 3.9% in the commercial ingredients distribution channel because there was no excess walnut inventory available for export in the current second quarter, while we sold excess walnut inventory for export in the second quarter of fiscal 2018. The increase in sales volume in the consumer distribution channel primarily resulted from increased sales of snack nuts and trail mixes with new and existing private brand customers.

Sales volume for our branded products changed in the quarterly comparison as follows:

Fisher recipe nuts	(10.8)%
Orchard Valley Harvest	16.5%
Fisher snack nuts	26.9%

The decrease in sales volume for Fisher recipe nuts resulted from lost distribution for some items at a major customer due to the introduction of private brand recipe nuts, which commenced in the second quarter of fiscal 2018. This lost distribution was offset in part by distribution gains at several new customers. The increase in sales volume for Orchard Valley Harvest was primarily driven by distribution gains at new and existing customers. The increase in sales volume for Fisher snack nuts resulted mainly from increased promotional and merchandising activity and distribution gains for our Oven Roasted Never Fried product line.

For the first two quarters of fiscal 2019, net sales decreased to $457.6 million from $474.5 million for the first two quarters of fiscal 2018. As was the case in the quarterly comparison, the decline in net sales was primarily attributable to a shift in sales volume from higher priced tree nuts to lower priced peanuts. Sales volume was relatively unchanged in the year to date comparison. The 10.1% increase in sales volume in the consumer distribution channel was offset by a sales volume decline in the contract packaging distribution channel. The sales volume increase in the consumer distribution channel primarily resulted from increased sales of private brand peanuts and trail mixes, Orchard Valley Harvest products and Fisher snack nuts. The reclassification of sales of Southern Style Nuts from the contract packaging distribution channel also contributed to the increase in sales volume in the consumer distribution channel. The sales volume decline in the contract packaging distribution channel was driven primarily by the same factors cited in the quarterly comparison. Sales volume in the commercial ingredients distribution channel was relatively unchanged in the year to date comparison.

Gross profit increased by $5.2 million, or 13.6%, for the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018. Gross profit margin, as a percentage of net sales, increased to 16.9% for the second quarter of fiscal 2019 from 14.6% for the second quarter of fiscal 2018. The increases in gross profit and gross profit margin were mainly due to decreased commodity acquisition costs for pecans, walnuts and peanuts.

In the year to date comparison, gross profit increased by $3.0 million, or 4.1%, and gross profit margin increased to 16.6% for the first two quarters of fiscal 2019 from 15.4% for the first two quarters of fiscal 2018. The increases in gross profit and gross profit margin in the year to date comparison were primarily due to lower acquisition costs for pecans and peanuts.

Total operating expenses, as a percentage of net sales, increased to 10.4% for the second quarter of fiscal 2019 from 9.1% for the second quarter of fiscal 2018. Total operating expenses increased by $2.6 million in the quarterly comparison due to increases in incentive compensation, base compensation, advertising and shipping expenses. Total operating expenses also included a $0.5 million increase in amortization expense that was associated with the acquisition of the Squirrel Brand business.

Total operating expenses for the first two quarters of fiscal 2019 increased to 10.7% of net sales from 8.7% of net sales for the first two quarters of fiscal 2018. Total operating expenses increased by $8.0 million in the year to date comparison. The increase in total operating expenses was also primarily attributable to increases in incentive compensation, base compensation and shipping expenses. Total operating expenses also included a $1.4 million increase in amortization expense that was associated with the acquisition of the Squirrel Brand business.

Interest expense was $0.8 million for both the second quarter of fiscal 2019 and the second quarter of fiscal 2018. Interest expense for the first two quarters of fiscal 2019 was $1.7 million compared to $1.6 million for the first two quarters of fiscal 2018. The increase in interest expense in the year to date comparison was attributable primarily to higher average debt levels and interest rates, which were mainly driven by our acquisition of the Squirrel Brand business.

The total value of inventories on hand at the end of the second quarter of fiscal 2019 increased by $3.3 million, or 1.9%, compared to the total value of inventories on hand at the end of the second quarter of fiscal 2018. The increase in the total value of inventories on hand was primarily driven by increased quantities of inshell pecans and inshell peanuts on hand. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2019 decreased by 29.6% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2018. The decrease in the weighted average cost per pound of raw nut and dried fruit input stocks was mainly due to lower acquisition costs for pecans, walnuts, cashews and peanuts. In anticipation of the shutdown of the U.S. Federal government we accelerated the purchase of inshell peanuts in the current second quarter to meet our third quarter inventory requirements. This increase in quantities on hand of inshell peanuts also drove the decrease in weighted average cost per pound.

“We continued to have another quarter of strong volume and sales growth in our consumer distribution channel. Sales volume in the consumer distribution channel accounted for 73.0% of our total sales volume in the current second quarter compared to 64.2% of total sales volume for last year’s second quarter. The increase in sales volume in the consumer distribution channel was driven by increased sales of private brand, Orchard Valley Harvest and Fisher snack nut and trail mix products. Additionally, distribution gains for Fisher recipe nuts at several new grocery customers helped to offset some of the lost distribution at a major customer,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume declined by 9% while the total category pound volume declined by 4%

in the quarterly comparison according to IRi market data. Our Orchard Valley Harvest brand continues to grow significantly, and it is currently our second largest brand in respect to net sales. Orchard Valley Harvest performed well at retail with pound volume up by 7%, while the total produce category pound volume fell by 1% in the quarterly comparison,” Mr. Sanfilippo stated. “Fisher snack nut pound volume at retail increased by 20%, while the total pound volume for the snack nut category increased by 2%. The increase in pound volume at retail was primarily attributable to distribution gains for our new Oven Roasted Never Fried product line,” Mr. Sanfilippo noted. Our Southern Style Nuts brand also outperformed the snack mix and trail mix category with pound volume up by 1%, while the total category declined by 7%,” Mr. Sanfilippo stated. “As we noted in the year to date comparison, the increase in incentive compensation expense was a significant driver for the increase in total operating expenses, as this expense accounted for 32% of the increase. Our rising gross profit has allowed us to increase our incentive compensation over the prior year while still delivering value to our shareholders,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 31, 2019, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 7267438. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Net sales	$253,317	$258,805	$457,605	$474,469
Cost of sales	210,434	221,072	381,768	401,617

Gross profit	42,883	37,733	75,837	72,852

Operating expenses:
Selling expenses	18,189	15,844	32,260	26,789
Administrative expenses	8,054	7,787	16,885	14,346

Total operating expenses	26,243	23,631	49,145	41,135

Income from operations	16,640	14,102	26,692	31,717

Other expense:
Interest expense	798	805	1,677	1,586
Rental and miscellaneous expense, net	278	241	567	863
Other expense	486	493	973	985

Total other expense, net	1,562	1,539	3,217	3,434

Income before income taxes	15,078	12,563	23,475	28,283
Income tax expense	3,814	4,954	5,605	9,963

Net income	$11,264	$7,609	$17,870	$18,320

Basic earnings per common share	$0.99	$0.67	$1.57	$1.61

Diluted earnings per common share	$0.98	$0.67	$1.56	$1.60

Cash dividends declared per share	$—	$—	$2.55	$2.50

Weighted average shares outstanding
— Basic	11,425,566	11,375,512	11,415,787	11,363,409

— Diluted	11,479,431	11,426,298	11,485,681	11,434,233

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 27, 2018	June 28, 2018	December 28, 2017
ASSETS
CURRENT ASSETS:
Cash	$2,583	$1,449	$3,052
Accounts receivable, net	62,580	65,426	70,437
Inventories	171,708	174,362	168,424
Prepaid expenses and other current assets	6,943	6,645	14,017

	243,814	247,882	255,930

PROPERTIES, NET:	128,661	125,078	126,662

OTHER LONG-TERM ASSETS:
Intangibles, net	25,620	27,304	28,979
Deferred income taxes	4,591	5,024	5,979
Other	8,743	10,565	9,057

	38,954	42,893	44,015

TOTAL ASSETS	$411,429	$415,853	$426,607

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$24,541	$31,278	$30,000
Current maturities of long-term debt	7,254	7,169	7,274
Accounts payable	69,732	60,340	84,834
Book overdraft	3,887	2,062	2,894
Accrued expenses	20,101	16,344	15,720

	125,515	117,193	140,722

LONG-TERM LIABILITIES:
Long-term debt	23,707	27,356	30,832
Retirement plan	21,713	21,288	21,396
Other	7,121	7,014	7,084

	52,541	55,658	59,312

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	121,133	119,952	118,585
Retained earnings	116,116	127,320	113,140
Accumulated other comprehensive loss	(2,787)	(3,181)	(4,063)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	233,373	243,002	226,573

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$411,429	$415,853	$426,607